EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MINES MANAGEMENT WITHDRAWS PUBLIC

OFFERING OF COMMON SHARES

Spokane, Washington — November 17, 2009 — MINES MANAGEMENT, INC.  (NYSE Amex: “MGN”, TSX: “MGT”) (“Company”) announced today that it has withdrawn its previously announced public offering of 6,000,000 shares of common stock.  The terms presented by the underwriters did not meet the minimum expectation of net proceeds.

The Company’s President and Chief Executive Officer, Mr. Glenn M. Dobbs, stated, “While we were gratified with the strong support for the offering, potential pricing would have required unacceptable levels of dilution to current stockholders.  We are fortunate that our balance sheet remains strong as we work to advance the Montanore Silver-Copper Project, with approximately US$14 million in cash and cash equivalents, and no material debt.  We will continue to focus our efforts on preparations for the underground drilling program and re-permitting efforts as we advance the Montanore toward development.”

Mines Management, Inc. is a U.S. based mineral company focused on the acquisition, exploration, and development of precious and base metals deposits.  The Company’s current primary focus is on the advancement of the Montanore Silver-Copper Project located in northwestern Montana.  The Montanore Project is a large silver and copper project currently undergoing the approval process and preparation for an underground evaluation and drilling program which would support completion of a feasibility study.  The Company is also currently seeking properties primarily in the Western Hemisphere as part of its ongoing growth strategy.

FORWARD LOOKING STATEMENTS - Some information contained in or incorporated by reference into this release may contain forward looking statements as defined in the Private Securities Litigation Reform Act of 1995.   These statements include comments regarding the acquisition of future exploration targets, further exploration and evaluation of the Montanore Project, including planned rehabilitation and extension of the Libby adit, drilling activities, feasibility determination, engineering studies, environmental and permitting requirements, process and timing, financing needs, and potential completion of a bankable feasibility study.  The use of any of the words, including “anticipate,” “estimate,” “expect,” “may,” “project,” “should,” “believe,” and similar expressions are intended to identify uncertainties.  We believe the expectations reflected in those forward looking statements are reasonable.  However, we cannot assure that the expectations will prove to be correct.  Actual results could differ materially from those anticipated in these forward looking statements as a result of a number of factors, including worldwide economic and political events affecting the supply of and demand for silver and copper, and the availability and cost of financing for mining projects; volatility in the market price for silver and copper; financial market conditions and the availability of financing on acceptable terms or on any terms; the availability of exploration projects for acquisition, and of financing capacity for such acquisitions; uncertainties associated with developing new mines;

geological, technical, permitting, mining and processing problems; the availability, terms, conditions and timing of required governmental permits and approvals;  uncertainty regarding future changes in applicable law or implementation of existing law; and the factors discussed under “Risk Factors” in this Annual Report on Form 10-K for the period ending December 31, 2008.

Contact:

Mines Management, Inc.

Douglas Dobbs, Vice President Corporate Development & Investor Relations

Phone: 509-838-6050

Email:  info@minesmanagement.com